EX.99.h.vii

FORM OF

EXPENSE LIMITATION AGREEMENT

FOR

FQF TRUST

AND ITS SEPARATE SERIES

AGFiQ U.S. MARKET NEUTRAL Momentum Fund

AGFiQ U.S. Market neutral value fund

AGFiQ u.s. market neutral size fund

AGFiQ u.s. market neutral anti-beta fund

AGFiQ HEDGED DIVIDEND INCOME FUND

AGFiQ EQUAL WEIGHTED VALUE FACTOR FUND

AGFiQ EQUAL WEIGHTED LOW BETA FACTOR FUND

AGFiQ EQUAL WEIGHTED HIGH MOMENTUM FACTOR FUND

53 State Street, Suite 1308

Boston, MA 02109

July 27, 2018

Board of Trustees of FQF Trust

c/o FFCM LLC

53 State Street, Suite 1308

Boston, MA 02109

Dear Board of Trustees of FQF Trust:

Each of the above-named funds (the “Funds”) is a series of FQF Trust, a Delaware statutory trust (“Trust”), advised by FFCM LLC (“Adviser”).

We hereby agree until at least the date noted on Schedule A (“Limitation Period”), to waive current payment of fees and/or reimburse expenses of the Funds (excluding interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund), so that the net annual fund operating expenses (“Operating Expenses”) of each Fund are limited to the rate per annum, as noted on Schedule A, of the Fund’s average daily net assets (“Expense Limitation”).

Each Fund agrees to repay us for any fees forgone by us under this Expense Limitation or any Operating Expenses we reimburse in excess of this Expense Limitation (“Reimbursement Amount”), provided that:

a.	Such Reimbursement Amount does not cause the Operating Expenses of the Fund to exceed: (i) the Expense Limitation in effect at the time the fees were originally waived or reduced or such other payments were made by the Adviser; and (ii) the Expense Limitation in place at the time a payment is made to the Adviser;

b.	Such Reimbursement Amount will not include any amounts previously reimbursed by the Fund.

c.	Any amounts reimbursed by the Fund to the Adviser shall not include any additional charges or fees, such as interest on the Reimbursement Amount.

d.	Amounts reimbursed by the Fund shall be allocated to the oldest fee waiver or reimbursement made by the Adviser during the preceding thirty-six (36) month period until fully reimbursed and thereafter to the next oldest such waiver or reimbursement made by the Adviser, and so on.

We understand that we shall look only to the assets attributable to the respective Fund for performance of this agreement and for payment of any claim we may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This agreement is made and to be performed principally in the Commonwealth of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. Any amendment to this agreement shall be in writing signed by the parties hereto.

This agreement will continue in effect with respect to each Fund until at least the dates set forth in Schedule A and will renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of the next term or it is terminated or amended upon the approval of the Board of Trustees of FQF Trust. This undertaking will automatically terminate if the Adviser’s Investment Advisory Agreement with the Fund terminates.

Very truly yours,

FFCM LLC

By: _________________________

Name: William Carey
Title: Chief Executive Officer

AGF Management Ltd.

By: _________________________

Name: Adrian Basaraba

Title: Chief Financial Officer

By: _________________________

Name: Mark Adams

Title: SVP, General Counsel & Corporate Secretary

SCHEDULE A

Fund	Limitation Period	Expense Limitation
AGFiQ U.S. Market Neutral Momentum Fund	through November 1, 2019	0.75%
AGFiQ U.S. Market Neutral Value Fund	through November 1, 2019	0.75%
AGFiQ U.S. Market Neutral Size Fund	through November 1, 2019	0.75%
AGFiQ U.S. Market Neutral Anti-Beta Fund	through November 1, 2019	0.75%
AGFiQ Hedged Dividend Income Fund	through November 1, 2019	0.75%
AGFiQ Equal Weighted Value Factor Fund	through November 1, 2019	0.65%
AGFiQ Equal Weighted Low Beta Factor Fund	through November 1, 2019	0.65%
AGFiQ Equal Weighted High Momentum Factor Fund	through November 1, 2019	0.65%